EXHIBIT 99.1

January 8, 2018

Sabby Management, LLC
10 Mountainview Road, Suite 205
Upper Saddle River, New Jersey 07458
Attention:  Hal D. Mintz, Manager

Dear Hal:
Strata Skin Sciences, Inc. (the "Company") acknowledges receipt of your letter dated January 2, 2018.  The Company has also reviewed the Schedule 13D Sabby and its affiliates filed with the Securities and Exchange Commission on January 2, 2018.  Our response is set forth below.
The terms referenced in your letter regarding a proposed equity investment in the Company by a med-tech investor (the "Proposed Investor") correctly describe certain facts.  Your letter, however, fails to include other terms sought by the Proposed Investor essential to an understanding of its proposed investment.  Your letter therefore creates misleading impressions.  We do not know whether you were aware of all elements of the proposal when you wrote your letter and decided purposely to omit essential terms or were unaware of those terms and thus did not include them.  Either way, in an effort to address the misleading impressions created by your letter, the Company calls to your attention the following terms of the proposed investment omitted from your letter:
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The Proposed Investor set forth the terms for its proposal in a letter of intent dated December 12, 2017, initially demanding acceptance by the Company no later than December 15, 2017.  In response to discussions with the Company, the Proposed Investor sent a minimally revised version of its proposal dated December 15, 2018, extending the demand date for acceptance to December 18, 2018.

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If the proposal were consummated, the Proposed Investor would own a controlling interest in the Company.  Thus, by design, the Proposed Investor sought to acquire control of the Company while denying the Company's stockholders the ability to receive any consideration for their shares.

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The Company considered the Proposed Investor's demand to enter into the letter of intent in these brief periods to be unrealistic given certain key elements of the proposal and an attempt to coerce the Company into committing to a sale-of-control transaction without giving due consideration to alternatives that might be available to create liquidity or additional value for the Company's stockholders.

•	The letter of intent also made the following demands:
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That a representative of the Proposed Investor be appointed as the Company's CEO effective January 1, 2018.  In its revised proposal, the Proposed Investor modified its demand to require the appointment upon signing of definitive agreements.  In either case, the Proposed Investor sought to require the appointment of its hand-picked CEO before consideration of the proposed investment by the Company's stockholders;

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That the Company immediately relax the quorum provision in its bylaws, essentially enabling the Proposed Investor to control the outcome of several matters on which stockholders are entitled to vote; and

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That the Company pay all reasonable and documented costs of the Proposed Investor not to exceed $400,000, and, under the terms of the revised letter, pay an additional $600,000 in the event the Company's Board of Directors provided a negative recommendation in connection with the meeting of the Company's stockholders.  These amounts would have required the Company to pay a break-up fee of nearly 7.0% of the proposed investment by the Proposed Investor.

The Company's Board of Directors met immediately following the receipt of the initial letter to consider the proposal and determined, in the exercise of its fiduciary duties, that the interests of ALL stockholders would not be served by the execution of the letter of intent on the timeframe demanded by the Potential Investor.  The Company also engaged in discussions with the Proposed Investor and sought to negotiate certain of the terms of the letter of intent in an effort to benefit all stockholders.  The discussions resulted only in the minimally revised proposal containing many of the same coercive provisions as the original proposal.
After the receipt of the revised letter, the Company's Board of Directors met again and, after considering the interests of all of the Company's stockholders, determined to seek strategic alternatives for the Company and began the process of hiring an investment banker to identify and advise the Board with respect to a potential strategic transaction.  The Company issued a press release to this effect before the opening of trading on December 18, 2017.
  The Company also informed the Prospective Investor of the Board's decision to consider strategic alternatives and to make a public announcement to that effect.  Regrettably, following the issuance of the Company's press release, the Proposed Investor withdrew its offer.
As contemplated by the press release, the Company has engaged Fairmount Partners as its financial adviser in connection with the process led by the Company's Board of Directors of exploring and reviewing strategic alternatives focused on enhancing stockholder value.
Apart from the proposed investment in the Company by the Proposed Investor, your letter also addressed the Board's appointment of a new Chair.  Indeed, the Board determined to appoint the new Chair based upon a number of factors, including Ms. Via's extensive leadership experience in publicly traded companies.  In your letter, you accurately described Ms. Via's significant business experience, though you did not mention the deep experience, within the healthcare industry and the medical device sector, of members of management, as well as among the Board of Directors, available to Ms. Via as she serves the Company as Chair of our Board of Directors.
We appreciate your stated open-mindedness in considering viable alternatives.  We are hopeful for the opportunity to identify attractive strategic alternatives through the process we announced previously and will keep you and our other investors apprised of the results of the process at an appropriate time.

Sincerely,
STRATA SKIN SCIENCES, INC.
By: /s/LuAnn Via LuAnn Via, Chairperson of Board of Directors